Exhibit 10.1

November 22, 2005

Scott McClendon

Chairman of the Board

Overland Storage, Inc.

4820 Overland Avenue
San Diego, CA  92123-1599

Re: Agreement to Decrease Annual Salary

Scott:

Reference is made to the Employment Agreement (the “Employment Agreement”) and the Retention Agreement (the “Retention Agreement”), each dated March 12, 2001 and each between Overland Storage, Inc. (the “Company”) and the undersigned.  Capitalized terms used in this letter that are not otherwise defined shall have the meanings given them in the Employment Agreement and the Retention Agreement, as applicable.

I am writing this letter to confirm the voluntary offer I made at the November 15, 2005 meeting of the Board of Directors of the Company to have my gross annual base salary reduced from $500,000 to $395,000, effective as of that date (the “Salary Reduction”).  This reduction, if accepted, will be binding going forward, and the Company, through its Board of Directors, will have sole and absolute discretion to modify my compensation, as set forth in Section 2.4 of the Employment Agreement, including any increase in compensation. Please be advised that this offer is subject to our understanding that (i) solely for purposes of determining the “Severance Payment,” as defined in Section 5.2 of the Employment Agreement, “Base Salary” shall be calculated using the greater of (x) my salary in effect immediately prior to this reduction ($500,000) and (y) my salary in effect at the time of termination of my employment; and (ii) solely for purposes of determining the severance payable under Section 4.1(b) of the Retention Agreement, “Base Salary” shall be calculated using the greatest of (x) my salary in effect immediately prior to this reduction ($500,000), (y) my salary at the time of a Change of Control and (z) my salary at the time of the Termination Date.  For all other purposes of the Employment Agreement and the Retention Agreement, “Base Salary” shall be $395,000.

I acknowledge and agree that the Salary Reduction will reduce the annual bonus I am eligible for under Section 2.2 of the Employment Agreement and accordingly, the “Target Bonus,” as defined in the Retention Agreement.  I further acknowledge and agree that (i) the Salary Reduction does not and will not constitute “Good Reason” under either Section 5.3 of the Employment Agreement or under Section 1.5 of the Retention Agreement, and (ii) nothing in this letter shall be deemed to restrict or otherwise limit the Company’s right to modify my compensation in the future pursuant to Section 2.4 of the Employment Agreement, inclusive of the right to reduce my Base Salary by 10% without giving rise to “Good Reason” under Section 5.3 of the Employment Agreement or Section 1.5 of the Retention Agreement.

Please execute the acknowledgment below to indicate your agreement with the foregoing.

Very truly yours,

/s/ Christopher Calisi
Christopher Calisi

ACKNOWLEDGED AND AGREED TO:

By:	/s/ Scott McClendon
Scott McClendon, Chairman of the Board